Exhibit 99.7

ARMSTRONG ENERGY, INC.

OFFER TO EXCHANGE

ALL OUTSTANDING UNREGISTERED 11.75% SENIOR SECURED NOTES DUE 2019

($200,000,000 AGGREGATE PRINCIPAL AMOUNT)

FOR

11.75% SENIOR SECURED NOTES DUE 2019 ($200,000,000 AGGREGATE PRINCIPAL AMOUNT)

THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

Pursuant to the Prospectus dated            , 2013

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON             , 2013, UNLESS EXTENDED.

To Our Clients:

Enclosed for your consideration is a prospectus dated             , 2013 (the “Prospectus”) and a Letter of Transmittal (which together constitute the “Exchange Offer”) relating to the offer by Armstrong Energy, Inc. (the “Issuer”) to exchange the Issuer’s outstanding unregistered $200,000,000 aggregate principal amount 11.75% Senior Secured Notes due 2019 (the “Outstanding Notes”) for an equal amount of the Issuer’s 11.75% Senior Secured Notes due 2019 (the “Exchange Notes”), which have been registered under the Securities Act of 1933 (the “Securities Act”). The Exchange Notes will be fully and unconditionally guaranteed on a senior secured basis by substantially all of the Issuer’s existing and future domestic restricted subsidiaries, subject to certain limited exceptions. As set forth in the Prospectus, the terms of the Exchange Notes will be substantially identical (including principal amount, interest rate, collateral and maturity) to the terms of the Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes will be freely tradable.

The enclosed material is being forwarded to you as the beneficial owner of Outstanding Notes carried by us for your account or benefit but not registered in your name. An exchange of any Outstanding Notes may only be made by us as the registered holder and pursuant to your instructions. Therefore, we urge beneficial owners of Outstanding Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such holder promptly if they wish to exchange Outstanding Notes in the Exchange Offer.

Accordingly, we request instructions as to whether you wish for us to exchange any or all such Outstanding Notes held by us for your account or benefit, pursuant to the terms and conditions set forth in the Prospectus and Letter of Transmittal. We urge you to read carefully the Prospectus and Letter of Transmittal before instructing us to exchange your Outstanding Notes.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exchange Outstanding Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer expires at 5:00 p.m., New York City time, on             , 2013, unless extended. The term “Expiration Date” shall mean 5:00 p.m., New York City time, on             , 2013, unless the Exchange Offer is extended as provided in the Prospectus, in which case the term “Expiration Date” shall mean the latest date and time to which the Exchange Offer is extended. A tender of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

Your attention is directed to the following:

1. The Issuer will issue a like principal amount of Exchange Notes in exchange for the principal amount of Outstanding Notes surrendered pursuant to the Exchange Offer. The terms of the Exchange Notes are identical in all respects to the Outstanding Notes, except that the Exchange Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer, will not contain certain provisions providing for the payment of additional interest to the holders of the Outstanding Notes under certain circumstances described in the Registration Rights Agreement and will not be entitled to registration rights which the Outstanding Notes are entitled to under the Registration Rights Agreement.

2. THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CUSTOMARY CONDITIONS. SEE “THE EXCHANGE OFFER—CONDITIONS TO THE EXCHANGE OFFER” IN THE PROSPECTUS.

3. The Exchange Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on , 2013, unless extended.

4. The Issuer has agreed to pay the expenses of the Exchange Offer.

5. Any transfer taxes incident to the transfer of Outstanding Notes from the tendering holder to us will be paid by the Issuer, except as provided in the Prospectus and the Letter of Transmittal.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Outstanding Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

If you wish us to tender any or all of your Outstanding Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached instruction form. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to exchange Outstanding Notes held by us and registered in our name for your account or benefit.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer of Armstrong Energy, Inc.

This will instruct you to tender for exchange the aggregate principal amount of Outstanding Notes indicated below (or, if no aggregate principal amount is indicated below, all Outstanding Notes) held by you for the account or benefit of the undersigned, pursuant to the terms and conditions set forth in the Prospectus and the Letter of Transmittal.

Aggregate Principal Amount of Outstanding Notes to be tendered for exchange:

$

*I (we) understand that if I (we) sign this instruction form without indicating an aggregate principal amount of Outstanding Notes in the space above, all Outstanding Notes held by you for my (our) account will be tendered for exchange.

Signature(s)

Capacity (full title), if signing in a fiduciary or representative capacity

Name(s) and address, including zip code

Area Code and Telephone Number

Taxpayer Identification or Social Security Number